Exhibit 99.1

Amphenol	News Release

World Headquarters

358 Hall Avenue

Wallingford, CT 06492

Telephone (203) 265-8900

AMPHENOL CORPORATION TO ACQUIRE

MOBILE NETWORKS BUSINESSES FROM COMMSCOPE

Transaction highlights:

•	To acquire CommScope’s Outdoor Wireless Networks and Distributed Antenna Systems businesses for $2.1 billion in cash
•	Adds advanced antenna and associated interconnect products, technologies and capabilities
•	Complements Amphenol’s existing product portfolio for next-generation wireless networks
•	Expected to be accretive to Amphenol’s Diluted EPS in first full year after closing

Wallingford, Connecticut, July 18, 2024. Amphenol Corporation (NYSE: APH) today announced a definitive agreement to acquire CommScope’s (NASDAQ: COMM) mobile networks businesses for $2.1 billion in cash, subject to customary post-closing adjustments. The deal includes the purchase of CommScope’s Outdoor Wireless Networks (OWN) segment as well as the Distributed Antenna Systems (DAS) business which resides in CommScope’s Networking, Intelligent Cellular and Security Solutions (NICS) segment. These combined businesses are currently expected to have full-year 2024 sales and EBITDA margins of approximately $1.2 billion and 25%, respectively. Assuming a continuation of current economic conditions, the acquisition is expected to be accretive to Amphenol’s Diluted Earnings Per Share in the first full year after closing, excluding acquisition-related costs.

“We are excited by the prospect of adding CommScope’s mobile networks businesses and their approximately 4,000 talented employees to the Amphenol family,” said Amphenol President and Chief Executive Officer, R. Adam Norwitt. “CommScope provides mobile networks solutions, with advanced technologies in the areas of base station antennas and related interconnect solutions, as well as distributed antenna systems. In particular, we are encouraged that the businesses we are acquiring make up the former Andrew Corporation portfolio of products, a company with a rich history of innovation and technology leadership in the wireless industry. We look forward to supporting customers who are developing next-generation wireless networks around the world with these advanced solutions as well as our own existing complementary products. Finally, this acquisition further supports Amphenol’s long-term growth and balanced end market exposure across all areas of the electronics market.”

Amphenol expects to finance the acquisition through a combination of cash on hand and debt. Subject to the receipt of customary regulatory approvals and other closing conditions, the deal is expected to close in the first half of 2025.

Amphenol looks forward to discussing the acquisition when the Company reports second quarter 2024 earnings on July 24, 2024.

Advisors

Goldman Sachs & Co. LLC is serving as Amphenol’s financial advisor for the transaction and Latham & Watkins LLP is acting as its legal advisor.

About Amphenol

Amphenol Corporation is one of the world’s largest designers, manufacturers and marketers of electrical, electronic and fiber optic connectors and interconnect systems, antennas, sensors and sensor-based products and coaxial and high-speed specialty cable. Amphenol designs, manufactures and assembles its products at facilities in approximately 40 countries around the world and sells its products through its own global sales force, independent representatives and a global network of electronics distributors. Amphenol has a diversified presence as a leader in high-growth areas of the interconnect market including: Automotive, Broadband Communications, Commercial Aerospace, Defense, Industrial, Information Technology and Data Communications, Mobile Devices and Mobile Networks. For more information, visit www.amphenol.com.

Forward-looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements may contain words and terms such as: “anticipate,” “could,” “believe,” “continue,” “expect,” “estimate,” “forecast,” “ongoing,” “project,” “seek,” “predict,” “target,” “will,” “intend,” “plan,” “look ahead,” “optimistic,” “potential,” “guidance,” “may,” “should,” or “would” and other words and terms of similar meaning. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, such as statements about expected 2024 sales and EBITDA margins, future accretion, anticipated benefits of the acquisition, financing sources, the expected timing for closing the acquisition and other matters. These statements are only predictions, and such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual outcomes and results to differ materially from current expectations. No forward-looking statement can be guaranteed. Risks and uncertainties include, but are not limited to: (i) the risk that the proposed acquisition may not be completed in a timely manner or at all, or if it is completed, that the expected benefits of the proposed acquisition may not be realized, (ii) the failure to satisfy the conditions to the consummation of the proposed acquisition, including the receipt of certain regulatory and other approvals, (iii) the occurrence of any event, change or other circumstance that could give rise to the termination of the purchase agreement between the parties and (iv) unanticipated difficulties or expenditures relating to the acquisition, the response of business partners and competitors to the announcement of the proposed acquisition, potential disruptions to current plans and operations and/or potential difficulties in employee retention as a result of the announcement and pendency of the acquisition. The actual financial impact of the proposed acquisition may differ from the expected financial impact described in this press release. The foregoing list of risk factors is not exhaustive. Forward-looking statements in this press release should be evaluated together with the many uncertainties that affect Amphenol’s and CommScope’s respective businesses, particularly those identified in the risk factor discussion in each company’s Annual Report on Form 10-K for the year ended December 31, 2023, and its subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Amphenol undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. The forward-looking statements made in this communication relate only to events as of the date on which the statements are made.

Contact:

Sherri Scribner

Vice President, Strategy and Investor Relations

203-265-8820

IR@amphenol.com